OPERATING SERVICES AGREEMENT

WORLDCOMMODITY FUNDS, INC.

THIS AGREEMENT is made and entered into as of the 22nd day of August, 2005, by and between WorldCommodity Funds, Inc., a Maryland corporation (the "Company"), and McConnell Asset Management, LLC, a Georgia limited liability company (hereinafter referred to as "Adviser").

WHEREAS, the Company is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in the following series:

WorldCommodity Fund (the "Fund"); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

WHEREAS, the Company wishes to engage Adviser, to provide, OR ARRANGE FOR THE PROVISION OF, certain operational  services which are necessary for the day-to-day operations of the Fund in the manner and on the terms and conditions hereinafter set forth, and Adviser wishes to accept such engagement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and Adviser agree as follows:

1. OBLIGATIONS OF ADVISER

(a) Services. The Company hereby retains Adviser to provide, or, upon receipt of written approval of the Company arrange for other companies to provide, the following services to the Fund in the manner and to the extent that such services are reasonably necessary for the operation of the Fund (collectively, the "Services"):

(1)

accounting services and functions, including costs and expenses of any independent public accountants;

(2)

non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Company and the Fund under federal, state and any other applicable laws and regulations;

(3)

dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Fund accounts);

(4)

custodian and depository services and functions;

(5)

distribution, marketing, and/or underwriting services;

(6)

independent pricing services;

(7)

preparation of reports describing the operations of the Fund, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Fund;

(8)

sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Adviser under the Investment Advisory Agreement between the Company and Adviser dated August 22, 2005), including maintenance of shareholder records and shareholder information concerning the status of their Fund accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Adviser;

(9)

shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Fund reports, and other communications to the Company's Fund shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Company;

(10)

other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Fund, and premiums for the fidelity bond maintained by the Company pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

(b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Adviser will not be responsible for any of the following:

(1)

all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Company or the Fund in connection with securities transactions to which the Company or the Fund is a party or in connection with securities owned by the Company or the Fund;

(2)

the interest on indebtedness, if any, incurred by the Company or the Fund;

(3)

the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Company or the Fund to federal, state, county, city, or other governmental agents;

(4)

the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Company or the Fund; and

(5)

any other extraordinary expense of the Company or Fund.

(c) Books and Records. All books and records prepared and maintained by Adviser for the Company under this Agreement shall be the property of the Company and, upon request therefor, Adviser shall surrender to the Company such of the books and records so requested.

(d) Staff and Facilities. Adviser assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

2. OBLIGATIONS OF THE COMPANY

(a) Fee. The Company will pay to Adviser on the last day of each month a fee at an annual rate equal to 0.70% of average net asset of the Fund, such fee to be computed daily based upon the net asset value of the Fund as determined by a valuation made in accordance with the Company's procedure for calculating Fund net asset value as described in the Company's Prospectus and/or Statement of Additional Information.  During any period when the determination of the Fund's net asset value is suspended by the directors of the Company, the net asset value of a share of the Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(b) Information. The Company will, from time to time, furnish or otherwise make available to Adviser such information relating to the business and affairs of the Fund as Adviser may reasonably require in order to discharge its duties and obligations hereunder.

3. TERM. This Agreement shall remain in effect until August 22, 2007, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Directors of the Company or (2) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940) of the Company's outstanding securities; provided, however, that;

(a) at any time and without the payment of any penalty, the Company may terminate this Agreement upon 90 days written notice to Adviser;

(b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c) at any time and without the payment of any penalty, Adviser may terminate this Agreement upon 90 days written notice to the Company.

4. NOTICES. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Company:

If to the Adviser:

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WorldCommodity Funds, Inc.

McConnell Asset Management, LLC

6075 Roswell Road, Suite 450

6075 Roswell Road, Suite 450

Atlanta, GA 30328

Atlanta, GA 30328

James Llewellyn

James Llewellyn

President

Managing Member, President

5. MISCELLANEOUS

(a) Performance Review. Adviser will permit representatives of the Company, including the Company's independent auditors, to have reasonable access to the personnel and records of Adviser in order to enable such representatives to monitor the quality of services being provided and the level of fees due Adviser pursuant to this Agreement. In addition, Adviser shall promptly deliver to the Board of Directors of the Company such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the Act. To the extent the applicable law of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WORLDCOMMODITY FUNDS, INC.

MCCONNELL ASSET MANAGEMENT, LLC

JAMES LLEWELLYN

JAMES LLEWELLYN

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By: James Llewellyn

By: James Llewellyn

Its: President

Its: Managing Member

ATTEST:

ATTEST:

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By:

By:

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Its:Secretary

Its: Secretary